Exhibit 10.28

PRIVATE & CONFIDENTIAL

November 29, 2007

Christopher J. Moreton

505 Water Shadow Lane

Alpharetta, GA 30022

Dear Chris:

We are pleased to extend to you an offer to continue your employment with PNA Group, Inc. (“PNA” and, together with PNA Group Holding Corporation, PNA Intermediate Holding Corporation, its and their direct and indirect subsidiaries and successors, the “Company”) effective as of the date above (“Effective Date”). This letter (the “Agreement”) sets forth your duties and responsibilities, compensation, benefits, and other terms of your employment going forward and supersedes the employment letter you signed on March 5, 2004 and all amendments to that agreement (including but not limited to those dated January 24, 2006 and September 12, 2006).

1.	Positions of Employment

Your positions will be Chief Financial Officer of PNA and President of its Long Products and Plate Division. You will also hold the position of Chief Financial Officer of PNA Intermediate Holding Corporation and of PNA Group Holding Corporation. You will report to the Chief Executive Officer of PNA. Your principal place of employment will be Atlanta, Georgia.

2.	Duties and Responsibilities

Your duties and responsibilities will include those normally associated with a Chief Financial Officer and with a division President. They may be modified, reduced, or added to at the sole discretion of the Chief Executive Officer of PNA which will be reasonably exercised.

3.	Term of Active Employment and of Compensation

Your active employment, during which you shall devote your full working time and energies, shall continue until January 31, 2008 and may be terminated sooner as provided in paragraph 6 below (such actual period of time, your “Active Employment”). Your compensation and benefits shall continue until June 30, 2009, except as otherwise explicitly provided for in this Agreement.

4.	Compensation

A)	You shall receive an annualized base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) to be paid in equal monthly installments.

B)

You shall receive a bonus with respect to the fiscal year ended December 31, 2008, in lieu of any other bonus opportunity pursuant to the Agreement (other than any potential bonus to be paid to you pursuant to the existing bonus formula for corporate headquarters staff with respect to the fiscal year ended December 31, 2007), in the total amount of Two Hundred Seventy-Five Thousand Dollars ($275,000.00), to be paid on the later of (i) the eight (8th) day after you execute the Severance Agreement and General Release referenced in Section 8 hereof and (ii) the date when such 2008 bonuses are paid to similarly situated employees of PNA, in accordance with PNA’s procedures and subject to all applicable withholdings.

5.	Benefits

You will be entitled to participate in PNA’s employee benefit programs that are applicable to its management, including, but not limited to those set forth below and in the attached description of benefits:

A)	Life, Disability, Medical, and Dental Insurance. You will receive a comprehensive insurance benefits package including group life insurance, short and long-term disability insurance, and medical and dental insurance, provided that for the period beginning on the Effective Date and ending on your sixty-fifth (65th) birthday, the Company shall pay the medical insurance premiums through the end of your Active Employment and, following such date, the COBRA premiums for the continuation of your coverage, for you and your spouse for the same type of coverage as was provided to you on the Effective Date.

B)	Retirement Programs. You shall be eligible to participate in PNA’s 401(k) plan as well as any deferred compensation or supplemental retirement program offered by PNA as of the Effective Date. You shall receive a credit against the plan’s vesting period for all of your years of employment with the TUI Group.

C)	Company Management Participation Plan. Should there be a Qualifying Event, as such term is defined in that certain PNA Group Holding Corporation 2007 Participation Plan, dated as of May 17, 2007 (the “Plan”), during the period of your Active Employment, unless otherwise agreed upon by the parties hereto in writing, notwithstanding anything provided in the Plan to the contrary and provided that (i) your Active Employment is not terminated by you for any reason or by us for cause prior to January 31,2008 and (ii) you have fully complied with the terms and conditions of the Plan (other than Section 6.2.1), you will be entitled to payouts when and as paid pursuant to the Plan for such Qualifying Event.

D)	Vacation. You shall be entitled to seven (7) weeks of paid vacation per year, to be earned pro-rata during any given calendar year and of which no more than two weeks may be taken at any one time without prior approval, and shall be entitled to carry over any vacation which was unused or unpaid during any year up to fifteen (15) days unless otherwise approved in writing by the Chief Executive Officer of PNA, in respect of service with the Company.

E)	Professional Costs. During the period of your Active Employment, PNA will pay the reasonable fees, dues, and costs and other expenses associated with maintaining or renewing your membership of local professional organizations that are consistent with the interests of the Company.

F)	Automobile. PNA will provide you with an automobile during your Active Employment to be used in the interest of the Company’s business. You may also use the automobile for private purposes. You shall bear the tax, if any, for this personal use. The automobile shall be selected in accordance with the Company’s guidelines and appropriate for your position as agreed by the Chief Executive Officer of PNA. PNA shall reimburse you in accordance with its policies for all reasonable expenses incurred with the operation and maintenance of the automobile.

G)	Return Air Fares. PNA will pay for business class return air fares to Europe for you and your spouse once per annum in 2007. You are encouraged to combine such trips with business but are not compelled to do so.

6.	Termination of Active Employment

The Company may, at any time, terminate your Active Employment upon written notice to you. Upon such notice, if the termination is for cause (i.e. gross and willful negligence of duties, failure to follow instructions of the Chief Executive Officer of PNA or the Board of Directors, malfeasance or substance abuse that causes interference in any way with your performance of your duties, or your death or incapacity for over ninety (90) days), or in the event you terminate your employment, you shall be entitled to your salary and benefits as set forth in Section 4A and 5 accrued only through the date of the termination of your Active Employment. If the termination is without cause, you shall be entitled to (i) your salary, (ii) your medical benefits as set forth in Section 5A, to the extent allowed by the applicable plan or, if not allowed, reimbursement of your COBRA premiums for such coverage, and (ii) your other benefits as set forth in Sections 5B & E, in each case through June 30, 2009, unless otherwise mitigated, provided you comply with paragraph 8 below.

7.	Arbitration

Any dispute of any nature whatsoever between you and the Company, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach (“Arbitrable Dispute”), will be submitted to arbitration in Atlanta, Georgia, before an experienced employment arbitrator licensed to practice law in the agreed-upon jurisdiction and selected in accordance with the then-current employment arbitration procedures of the American Arbitration Association or JAMS, at the sole option of the responding party, as the exclusive forum for resolving such claim or dispute. Each side in the arbitration shall be responsible for payment of his or its attorneys, the expenses of his or its witnesses, and any other expenses that party incurs in connection with the arbitration. The arbitrator’s decision and/or award will be fully enforceable and subject to an entry of judgment by the Superior Court of the State of Georgia for the County of Fulton. Should either party to this Agreement hereafter pursue any Arbitrable Dispute, as defined herein, by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action.

8.	Severance Agreement

As consideration for the Company to enter into this Agreement, you agree to execute (a) the Non-Competition Agreement in the form attached hereto as Exhibit A immediately upon termination of your Active Employment and (b) the Severance Agreement and General Release in the form attached hereto as Exhibit B within twenty-one (21) days of the termination of your Active Employment. Payment of any compensation and receipt of any benefits after the termination of your Active Employment for any reason is contingent on your signing each of said documents.

9.	Other Provisions

A)	This Agreement shall bind your heirs, administrators, representatives, executors, successors and assigns.

B)	For a period of two (2) years from the date of termination of your Active Employment, you agree not to consult or advise (whether as an officer, employee, consultant, director, partner or otherwise) any party that is a party to any claim, dispute or litigation involving the Company.

C)	This Agreement supersedes any and all prior agreements, understandings, negotiations, or discussions concerning your continued employment with the Company, and constitutes the entire agreement between the parties concerning the subjects discussed herein.

D)	Should any provision of this Agreement be deemed to be unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect.

[Signature page follows]

Chris, we very much look forward to working with you to continue to develop and enhance the business and activities of the Company.

Sincerely,

PNA GROUP, INC.

Maurice S. Nelson, Jr.
Chief Executive Officer

AGREED AND ACCEPTED:

	Date:	11/29/07
Christopher J. Moreton

Description of Benefits

This is to confirm that the employment benefits offered to you as of the Effective Date are as follows:

1.	Life Insurance. Term life insurance for the period of employment is provided with a face amount of $1 million. Premiums are paid 100% by the Company.

Employees are eligible to purchase additional coverage for themselves and then-dependents.

2.	Disability. The Company provides long-term disability insurance to cover 60% of an employee’s base salary.

3.	Medical and Dental Insurance. Medical and dental insurance is provided to the employees and their dependents. Premiums are paid 100% by the Company. Employees are responsible for co-pays and deductibles.

4.	401(k) Retirement Plan. PNA pays up to a 5% match of the employee’s contribution. There is a maximum Company contribution as may be established from time to time by the Internal Revenue Service. The vesting period for Company contributions is 5 years.

5.	Deferred Compensation Plan. The Company shall contribute an amount equal to ten percent (10%) of employee’s base salary to a non-qualified deferred compensation plan.